Exhibit 10.4

WALTER INDUSTRIES, INC.

DIRECTORS’ DEFERRED FEE PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

WALTER INDUSTRIES, INC.

DIRECTORS’ DEFERRED FEE PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

WALTER INDUSTRIES, INC.

DIRECTORS’ DEFERRED FEE PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

ARTICLE I

Purpose

Walter Industries, Inc. (the “Company”) previously established the Walter Industries, Inc. Directors’ Deferred Fee Plan (the “Plan”) effective as of January 1, 2008, for eligible members of the Board of Directors of the Company.  The Company has determined that it would be in the best interest of the Participants to amend and restate the Plan effective as of January 1, 2008 to comply with Code Section 409A and to make other desired changes.  The Plan is an unfunded plan.  The Plan is intended to comply with Section 409A of the Internal Revenue Code.

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ARTICLE II

Definitions

(a)                                  “Account” or “Accounts” shall mean a Participant’s Income Account or Stock Equivalent Account.

(b)                                 “Beneficiary” shall mean the person or persons designated by the Participant on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator.  If the Participant has designated no Beneficiary, or if no Beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his estate.  In the event of any dispute as to the entitlement of any Beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(c)                                  “Board” or “Board of Directors” shall mean the board of directors of the Company.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute.  Reference to a specific Section of the Code shall include a reference to any successor provision.

(e)                                  “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(f)                                    “Company” shall mean Walter Industries, Inc., and its successors.

(g)                                 “Compensation” shall mean the fees paid by the Company to a Participant related to services as a member of the Board of Directors, but does not include travel expenses.

(h)                                 “Dividend Equivalent” shall mean, with respect to any cash dividend declared and paid by the Company, an amount equal (i) the cash dividend paid by the Company per share of Common Stock, multiplied by (ii) the number of Stock Equivalent Shares in the Participant’s Stock Equivalent Account on the record date of such dividend.

(i)                                     “Effective Date” shall mean, for purposes of this amendment and restatement, January 1, 2008.

(j)                                     “Fair Market Value” shall mean, with respect to a share of Common Stock on any given date, (i) if the Common Stock is readily tradable on an established securities market, the closing price per share on such date as reported on the principal securities market on which the Common Stock is so traded (or, if the date is not a trading day, on the trading day next preceding such date), or (ii) if the Common Stock is not readily tradable on an established securities market, the fair market value of the Common Stock as determined by the Plan Administrator in good faith, taking into account all applicable laws, rules and regulations.

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(k)                                  “Income Account” shall mean a bookkeeping account established in accordance with Article VI that represents a Participant’s hypothetical interest with respect to the amounts credited to such Account in accordance with paragraph (a) of Article V and paragraph (c) of Article VI.

(l)                                     “Participant” shall mean any member of the Board of Directors of the Company who is covered by this Plan as provided in Article IV.

(m)                               “Plan” shall mean the Walter Industries, Inc. Directors’ Deferred Fee Plan and as it may be amended from time to time.

(n)                                 “Plan Administrator” shall mean the Company.

(o)                                 “Plan Year” shall mean the 12-month period ending on each December 31.

(p)                                 “Stock Equivalent Account” shall mean a bookkeeping account established in accordance with Article VI that represents a Participant’s hypothetical interest with respect to the Stock Equivalent Shares credited to such Account in accordance with paragraph (a) of Article V and paragraph (c) of Article VI.

(q)                                 “Stock Equivalent Share” shall mean a bookkeeping entry that is equivalent in value, at any given time, to one (1) share of Common Stock.

(r)                                    “Termination Event” shall mean any event that results in the termination of a Participant’s service as a member of the Board (including, death, resignation or removal).

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ARTICLE III

Administration

(a)                                  Plan Administrator.

(1)                                  The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A)                              To determine all questions relating to the eligibility of members of the Board, to participate or continue to participate;

(B)                                To maintain all records and books of account necessary for the administration of the Plan;

(C)                                To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D)                               To compute, certify and arrange for the payment of benefits to which any Participant or Beneficiary is entitled;

(E)                                 To process claims for benefits under the Plan by Participants or Beneficiaries;

(F)                                 To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G)                                To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2)                                  The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b)                                 Plan Administrator’s Authority.  The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c)                                  Claims and Appeal Procedure for Denial of Benefits.  The Participant or a Beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or Beneficiary determines the distribution procedures of the Plan have not provided him his proper interest in the Plan.  The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in

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writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied.  Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim.  If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits).  The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period.  The Plan Administrator’s notice to the Claimant must set forth:

(1)                                  The specific reason for the denial;

(2)                                  Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3)                                  A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed; and

(4)                                  Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5)                                  In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits.  The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive.  The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent.  The Claimant, or his duly authorized representative, may review pertinent Plan documents free of charge.  The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.  The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review.  If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period.  The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

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ARTICLE IV

Eligibility and Participation

(a)                                  Eligibility.  Each person who is elected to be a member of the Board and who is not an employee of the Company or any of its subsidiaries is eligible to elect to participate in the Plan.

(b)                                 Participation.  An eligible person shall become a Participant upon receiving notification from the Plan Administrator and the timely filing of elections pursuant to Article V.

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ARTICLE V

Deferral Elections and Discretionary Contributions

(a)                                  Deferral Elections and Procedures.

(1)                                  Any Participant may elect to defer, for any calendar year, all or a portion of his Compensation earned during such calendar year as may be permitted by the Plan Administrator in its discretion.

(2)                                  (A)                              Any deferral election permitted under this paragraph (a) shall be in writing, signed by the Participant.  Any election to defer a portion of Compensation must be delivered to the Plan Administrator prior to the January 1 of the calendar year in which the Compensation to be deferred is otherwise earned.

(B)                                Notwithstanding the foregoing, an election may be made by a Participant to defer Compensation earned subsequent to his deferral election within the 30-day period following a Participant’s initial eligibility to participate in the Plan.

(3)                                  Any deferral election will continue until revoked or modified by a new election in writing delivered to the Plan Administrator.  Such new election will be effective as of the next January 1.

(4)                                  A Participant who elects to defer all or a portion of his Compensation shall designate whether such amount will be contributed to the Income Account or the Stock Equivalent Account.  Such election may be revoked or amended, only with regard to fees covering the Participant’s services as a member of the Board.

(b)                                 Election Forms.  Any election to defer or revocation or change of an existing deferral election or account allocation election by a Participant under this Article V shall be made on a form or forms prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amount of Compensation to be deferred.

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ARTICLE VI

Participant Accounts and Investment of Deferred Amounts

(a)                                  In General.

(1)                                  Any Compensation deferred pursuant to this Plan shall be recorded by the Plan Administrator in an Income Account or Stock Equivalent Account, based on the Participant’s election.  Such Accounts will be bookkeeping accounts maintained in the name of the Participant.  The Accounts shall be credited at least quarterly with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article V, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.  Each Account shall be adjusted periodically to reflect all investment gains and losses accruing to amounts credited to each Participant’s Account pursuant to the investment selections made by each Participant in accordance with paragraph (c) of Article VI.

(2)                                  All amounts that are credited to a Participant’s Accounts shall be credited solely for purposes of accounting and computation.  A Participant shall not have any interest in or right to such Accounts at any time.

(b)                                 Subject to Claims.  The Plan constitutes an unsecured promise by the Company to pay benefits in the future.  Participants shall have the status of general unsecured creditors of the Company.  The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.  All amounts credited to a Participant’s Accounts will remain the general assets of the Company shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

(c)                                  Credited Earnings.

(1)                                  Income Account.  Amounts credited to the Income Account shall be credited as a dollar amount on the date the Compensation would have otherwise been paid.  At the end of each calendar quarter each Participant’s Income Account will be credited with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%.  Interest shall be computed on the basis of the beginning monthly credit balance in the Participant’s Income Account during such quarter.

(2)                                  Stock Equivalent Account.  For Compensation deferred to the Stock Equivalent Account, on the first business day of each calendar quarter, the amount of such Compensation otherwise payable during the preceding calendar quarter shall be converted into Stock Equivalent Shares equal in number to the maximum number of shares of Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with such dollar amount at the Fair Market Value of the Common Stock on that date, and such Stock

Equivalent Shares shall be credited to the Participant’s Stock Equivalent Account on that date. If the electing Participant incurs a Termination Event prior to such date, such electing Participant’s Compensation deferred to the Stock Equivalent Account that is otherwise payable prior to the date of the Termination Event shall, no later than the tenth day after the Termination Event, and without duplication for Compensation already converted into Stock Equivalent Shares, be converted into Stock Equivalent Shares equal in number to the maximum number of shares of Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with such dollar amount at the Fair Market Value of the Common Stock on the date of the Termination Event, and such Stock Equivalent Shares shall be credited to the Participant’s Stock Equivalent Account on the date of the Termination Event.

If the Company declares and pays a cash dividend on its Common Stock, an amount equal to the Dividend Equivalent for such dividend shall be converted into Stock Equivalent Shares equal in number to the maximum number of shares of Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with such dollar amount at the Fair Market Value of the Common Stock on the payment date of the dividend to which the Dividend Equivalent relates, and such Stock Equivalent Shares shall be credited to the Participant’s Stock Equivalent Account on that date.

Subject to the Section 409A Requirements, Stock Equivalent Shares shall be appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in the Company’s Common Stock, as determined by the Plan Administrator in a manner it deems equitable, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.

(d)                                 Valuation; Annual Statement.  The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan.  Each Participant’s Account shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator.  The Plan Administrator shall furnish each Participant with an annual statement of his Accounts.

(e)                                  Establishment of Trust.

(1)                                  The Company may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan.  Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

(2)                                  Except as otherwise provided in the trust established with respect to the Plan, the Company, in its sole discretion, and from time to time, may make contributions to the trust.  Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3)                                  The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

ARTICLE VII

Plan Benefits and Distributions

(a)                                  Plan Benefits.  In the event of a Termination Event, a Participant will be entitled to a benefit equal to the balance in his Accounts.  The balance of a Participant’s Income Account as of any given date shall be determined as of such date by crediting earnings in accordance with paragraph (c) of Article VI up to and including such date. The balance of a Participant’s Stock Equivalent Account as of any given date shall be equal to (1) the Fair Market Value of a share of Common Stock on such date, multiplied by (2) the number of Stock Equivalent Shares in the Participant’s Stock Equivalent Account on such date.

(b)                                 Death Benefit.  In the event of the death of a Participant, the Participant’s Beneficiary shall be entitled to a death benefit equal to all or any remaining portion of the amounts credited to his Accounts determined as of the date of his death, payable in accordance with paragraph (c) or (d) of Article VII below.

(c)                                  Timing of Payment.

(1)                                  Payment of the amount credited to the Participant’s Accounts shall commence on the earlier of:

(A)                              the first day of the seventh month following the Participant’s death; or

(B)                                unless otherwise elected under (c)(2) below, the first day of the seventh month following the date of the Participant’s Termination Event.

(2)                                  The Participant may elect to receive payment in any year following his 72nd birthday or the year following his termination of services as a member of the Board. Such payment shall be made on the later of (A) the January 15th of the calendar year elected by the Participant or (B) the first day of the seventh month following the Participant’s Termination Event.  Such election must be made prior to December 31, 2008 or, if later, the date the Participant commences participation in the Plan.

(3)                                  Effective as of January 1, 2009, an election made pursuant to (c)(2) is generally irrevocable unless the Participant requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for disability or death) and such request is permitted under Section 409A of the Code.

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(d)                                 Form of Benefit Payment.

(1)                                  Benefits paid under the Plan shall be paid in a lump sum on the date specified above unless the Participant elects to receive benefits in the form of installments over 5, 10 or 15 years.  Amounts credited to the Income Account shall be distributed in cash.  Amounts credited to the Stock Equivalent Account shall be distributed in shares of Common Stock, provided, however, that any fractional shares shall be distributed in cash.  All fractional shares shall be cashed in at the Fair Market Value on the day before the benefits under the Plan are distributed.  Such election must be made on or before December 31, 2008 or, if later, the date the Participant commences participation in the Plan. If installments are elected, the first installment will be paid on the date specified in paragraph (c)(1)(A) of this Article VII and each additional installment will be paid on each anniversary of such date.

(2)                                  Notwithstanding the foregoing, in the event of the death of the Participant, any death benefit paid to the Participant’s Beneficiary pursuant to paragraph (c) of Article IV shall be paid in the form of a lump sum on the date specified in paragraph (c)(1)(A) of this Article VII.

(3)                                  Pursuant to subparagraphs (b)(2) and (b)(3) of this Article VI, a Participant may elect an optional form of benefit.  Effective as of January 1, 2009, an election made pursuant to (b)(2) above is generally irrevocable unless the Participant requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for death) and such request is permitted under Section 409A of the Code.

(e)                                  Accounting Procedures.  The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Article.

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ARTICLE VIII

Amendment and Termination

(a)                                  Amendment and Termination.  The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company.  The ability of the Company to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b)                                 Effect of Amendment or Termination.  No amendment or termination of the Plan shall affect the rights of any Participant with respect to any amounts credited to the Account as of the date of such amendment or termination.  Upon termination, the Participants shall become fully vested.  The timing and manner of distribution benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder.  No payment of any Participant’s benefits under the Plan may be accelerated as a result of the termination of the Plan unless:

(1)                                  the Plan is terminated within the period of 30 days preceding or the 12 months following a Change of Control event (as the term is defined in Treasury Regulations Section 1.409A-2(g)(4));

(2)                                  the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company;

(3)                                  the Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (A) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (B) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (C) the Company does not adopt a new or replacement deferred compensation plan within 5 years after the date of termination of the Plan.

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ARTICLE IX

Miscellaneous

(a)                                  Payments to Minors and Incompetents.  If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b)                                 Plan Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract between the Company and any Participant, nor to be consideration for the employment of any Participant.  Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c)                                  Non-Alienation of Benefits.  No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person.  If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator.  The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(d)                                 Severability.  The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(e)                                  Section 409A Compliance.  The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A

Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

(f)                                    State Law.  This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

(g)                                 No Interest in Assets.  Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company.  No Participant in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.

(h)                                 Recordkeeping.  Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

(i)                                     Gender.  Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

(j)                                     Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidated of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.

(k)                                  Liability Limited.  In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith.  The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(l)                                     Protective Provisions.  Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator.  If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his

Beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on this 17th day of December, 2008.

WALTER INDUSTRIES, INC.

By:	Larry E. Williams

Title:	Senior Vice President

“COMPANY”